Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference the Registration Statement on Form S-8 (No. 333-137143), which was amended on December 1, 2025 to deregister the shares of Hanesbrands Inc. stock, and the Registration Statement on Form S-8 (No. 333-291876), filed on December 1, 2025 to register 1,000,000 shares of Gildan stock, of our report dated June 25, 2026, with respect to the financial statements and supplemental schedule of Hanesbrands LLC Retirement Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP
Greensboro, North Carolina
June 25, 2026